Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated January 26, 2015, relating to the financial statements and financial highlights which appears in the November 30, 2014 Annual Report to Shareholders of the AllianzGI Global Allocation Fund and AllianzGI NFJ International Small-Cap Value Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

New York, New York

September 8, 2015